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                                                                     EXHIBIT 8.1

                                       October 29, 1997

F.N.B. Corporation
Hermitage Square
Hermitage, Pennsylvania  16148

West Coast Bank
3700 South Tamiami Trail
Sarasota, Florida 34239

         Re: Agreement and Plan of Merger under which West Coast Bank will merge with and into Southwest Interim Bank No. 3, to be a wholly-owned subsidiary of F.N.B. Corporation

Ladies/Gentlemen:

         We have acted as special counsel to F.N.B. Corporation ("FNB") in connection with the proposed merger (the "Merger") of West Coast Bank ("West Coast") with and into Southwest Interim Bank No. 3 ("Interim"), which will be a wholly-owned subsidiary of FNB, pursuant to the terms of and as described in that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of August 13, 1997 and amended as of October 16, 1997, by and among FNB, Interim, Southwest Banks, Inc. ("Southwest") and West Coast, described in the FNB Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about October 20, 1997 (the "Registration Statement"). At your request, in connection with the filing by FNB of the Registration Statement and the Proxy Statement-Prospectus of West Coast and FNB (the "Proxy Statement-Prospectus") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Proxy Statement-Prospectus.

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of FNB and West Coast, in each

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October 29, 1997
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         case without independent verification thereof. With the consent of FNB and West Coast, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus. In addition, for purposes of this opinion, we have assumed that at least fifty percent of the outstanding shares of West Coast Common Stock will be exchanged for FNB Common Stock in the Merger, and that the shares of West Coast Common Stock constitute capital assets in the hands of each holder thereof.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

         (1) The Merger will constitute a reorganization under Code ss.ss. 368(a)(1)(A) and 368(a)(2)(D), and FNB, Interim and West Coast will each be a party to the reorganization within the meaning of Code ss.368(b).

         (2) Holders of shares of West Coast Common Stock who exchange such shares solely for shares of FNB Common Stock will not recognize gain or loss on the exchange.

         (3) The federal income tax basis of shares of FNB Common Stock received in exchange for shares of West Coast Common Stock will be equal to the holder's basis of the shares of West Coast Common Stock surrendered in exchange therefor, and the holding period of such FNB Common Stock will include the holding period of the West Coast Common Stock surrendered in exchange therefor.

         (4) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered.

         (5) A holder of West Coast Common Stock who exercises appraisal rights will recognize capital gain or loss equal to the difference between the cash received and such holder's tax basis in the West Coast Common Stock exchanged.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

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October 29, 1997
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         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to holders of West Coast Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase West Coast Common Stock, if any, which are exchanged for or converted into options or warrants to acquire FNB Common Stock.

         We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement-Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under
         Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         SMITH, GAMBRELL & RUSSELL, LLP

                                         /s/ David W. Santi

                                         David W. Santi


DWS/dkaw